[Form of Opinion]

  ________ __, 2003

Strong International Equity Funds, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

Re: Plan of Reorganization, dated as of [______ __, 2002] (the "Plan"), adopted by the Board of Directors of Strong International Equity Funds, Inc., a Wisconsin corporation ("Corporation"), to provide for the reorganization of each of the Strong Foreign MajorMarketsSM Fund and the Strong International Stock Fund (individually, the "Transferring Fund" and collectively, the "Transferring Funds") into the Strong Overseas Fund ("Acquiring Fund"), each a series of the Corporation.

Ladies and Gentlemen:

         You have requested our opinion as to certain U.S. federal income tax consequences of the reorganization of each Transferring Fund which will consist of (i) the transfer of all of the assets of each Transferring Fund to the Acquiring Fund, in exchange solely for Investor Class Shares of the Acquiring Fund (collectively, the "Acquiring Fund Shares"), (ii) the assumption by the Acquiring Fund of all of the liabilities (except those, if any, for which specific reserves have been set aside) of each Transferring Funds, and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Transferring Funds(1) in complete liquidation of each Transferring Fund as provided herein, all upon the terms and conditions hereinafter set forth in the Plan (individually, a "Reorganization" and collectively, the "Reorganizations"). However, if the Reorganization of one of the Transferring Funds is not approved by its shareholders, the Reorganization of the other Transferring Fund may still be completed under the Plan.

         In rendering our opinion, we have reviewed and relied upon (a) the Plan, (b) the proxy materials provided to shareholders of the Transferring Funds in connection with the Special Meeting of Shareholders of the Transferring Funds held on February 28, 2003, (c) certain representations concerning each Reorganization made to us by the Corporation, on behalf of the Transferring Funds and the Acquiring Fund, in a letter dated _________ __, 2003 (the "Representation Letter"), (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

         For purposes of this opinion, we have assumed that the Transferring Funds and the Acquiring Fund on the Effective Time of the Reorganization shall satisfy, and following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of subchapter M of

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(1) In the distributions, each Transferring Fund shareholder who holds
Transferring Fund Investor Class Shares will receive Acquiring Fund Investor Class Shares.


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Board of Directors of the Strong International Equity Funds, Inc.
_______________, 2003
Page 2


the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company ("RIC").

         Under regulations to be prescribed by the Secretary of Treasury under
Section 1276(d) of the Code, certain transfers of market discount bonds will be excepted from the requirement that accrued market discount be recognized on disposition of a market discount bond under Section 1276(a) of the Code. Such regulations are to provide, in part, that accrued market discount will not be included in income if no gain is recognized under Section 361(a) of the Code where a bond is transferred in an exchange qualifying as a federal tax-free reorganization. As of the date hereof, the Secretary has not issued any regulations under Section 1276 of the Code.

         Based on the foregoing and provided the Reorganizations are carried out in accordance with the laws of the State of Wisconsin, the Plan, and the Representation Letter, it is our opinion that:

         1. Each Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and each Transferring Fund and the Acquiring Fund will be a "party to the reorganization" within the meaning of
Section 368(b) of the Code.

         2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Transferring Funds solely in exchange for Acquiring Fund Shares (except to the extent that such assets consist of contracts described in Section 1256 of the Code) and the assumption by the Acquiring Fund of all of the liabilities (except those, if any, for which specific reserves have been set aside) of the Transferring Funds pursuant to Section 1032(a) of the Code.

         3. No gain or loss will be recognized by either Transferring Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities (except those, if any, for which specific reserves have been set aside) of such Transferring Fund or upon the distribution of Acquiring Fund Shares to shareholders of the Transferring Funds pursuant to Sections 361(a) and
(c) and 357(a) of the Code. We express no opinion as to whether any accrued market discount will be required to be recognized as ordinary income pursuant to
Section 1276 of the Code.

         4. No gain or loss will be recognized by the shareholders of a Transferring Fund upon the exchange of their shares of such Transferring Fund for Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

         5. The aggregate tax basis of Acquiring Fund Shares received by each shareholder of Transferring Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Transferring Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

         6. The holding period of the Acquiring Fund Shares received by the shareholders of a Transferring Fund (including fractional shares to which they may be entitled) will include the holding period of the Transferring Fund shares surrendered in exchange therefor, provided that such Transferring Fund shares were held as a capital asset at the Effective Time of the Reorganization pursuant to Section 1223(1) of the Code.
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Board of Directors of the Strong International Equity Funds, Inc.
_______________, 2003
Page 3


         7. The tax basis of the assets of a Transferring Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Transferring Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

         8. The holding period of the assets of a Transferring Fund received by the Acquiring Fund will include the period during which such assets were held by the Transferring Fund pursuant to Section 1223(2) of the Code.

         9. The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Income Tax Regulations) the items of the Transferring Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

         Our opinions expressed above apply to each Reorganization, individually. Our opinions with respect to one Reorganization is not dependent upon the completion of the other Reorganization. This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

         Our opinion is conditioned upon the performance by the Corporation, on behalf of the Transferring Funds the Acquiring Fund, of their respective undertakings in the Plan and the Representation Letter.

         This opinion is being rendered to the Corporation, on behalf of the Transferring Funds and the Acquiring Fund, and may be relied upon only by the Corporation, its Board of Directors, the Transferring Funds, the Acquiring Fund and the shareholders of the Transferring Funds and the Acquiring Fund.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,